CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               CRW FINANCIAL, INC.

                                     *****

     CRW FINANCIAL INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company adopted a resolution at a meeting duly held, proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Company, and directing that it be presented to the stockholders of the Company at the next Annual Meeting of
Stockholders:

     RESOLVED, that there is hereby approved and adopted an amendment to the Restated Certificate of Incorporation of the Company amending the Restated Certificate of Incorporation by deleting Article 4A in its entirety and inserting, in lieu thereof, a new Article 4A which shall read as follows:

     "A. Authorized Shares. The total number of shares of all classes of stock which the corporation shall have the authority to issue is 20,500,000, of which 20,000,000 shares are Common Stock, $.01 par value per share, and 500,000 shares are Preferred Stock, without par value."


     SECOND: That at the 1996 Annual Meeting of Stockholders of the Company held on October 3, 1996, where a quorum was present and acting throughout, holders of a majority of the outstanding shares of the Company's common stock, $.01 par value per share, entitled to vote at the meeting and holders of a majority of the outstanding shares of the Company's Series A Convertible Preferred Stock, without par value, entitled to vote at the meeting, each voting separately as a class, representing all classes of the Company's capital stock, approved said amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment to the Company's Restated Certificate of Incorporation was duly adopted on October 3, 1996 in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Jonathan P. Robinson, its Vice President and Chief Financial Officer, this 3rd day of October, 1996.

ATTEST:                                          CRW FINANCIAL, INC.


/s/ David S. Christie                               By: /s/ Jonathan P. Robinson
--------------------------                          ---------------------------
Name: David S. Christie                             Jonathan P. Robinson, Vice
Title: President                                    President and CFO